UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 17, 2014

Smith Micro Software, Inc.

(Exact name of registrant as specified in its charter)

Delaware	01-35525	33-0029027
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

51 Columbia

Aliso Viejo, California 92656

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (949) 362-5800

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously reported, on August 7, 2014, Smith Micro Software, Inc. (the “Company”) received a letter from the Nasdaq Stock Market LLC (“Nasdaq”) which stated that, based upon the reported stockholders’ equity of $9,610,000 disclosed in the Company’s Form 10-Q for the period ended June 30, 2014, the Company no longer met the requirement set forth in Nasdaq Rule 5450(b)(1)(A), which requires companies listed on the Nasdaq Global Select Market to maintain a minimum of $10,000,000 in stockholders’ equity for continued listing (the “Minimum Stockholders’ Equity Rule”).

Also as previously reported, on August 15, 2014, the Company entered into a common stock purchase agreement with accredited investors in a private placement (the “Private Placement”) pursuant to which the Company issued and sold to investors an aggregate of 6,845,830 shares of common stock at a price per share of $0.816, for aggregate gross proceeds of $5,586,197. The Private Placement closed on August 20, 2014.

Net of placement agent fees and operating expenses, the Private Placement added approximately $5,300,000 in stockholders’ equity to the Company’s balance sheet. As a result, upon the closing of the Private Placement on August 20, 2014, the Company had in excess of $10,000,000 in stockholders’ equity. Accordingly, the Company believes that is has regained compliance with the Minimum Stockholders’ Equity Rule.

On September 17, 2014, the Company delivered a letter to Nasdaq providing notice of the closing of the Private Placement and the Company’s belief that it has regained compliance with the Minimum Stockholders’ Equity Rule.

Nasdaq will continue to monitor the Company’s ongoing compliance with the Minimum Stockholders’ Equity Rule and, if at the time of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, the Company does not evidence such compliance, then the Company may be subject to delisting from the Nasdaq Global Select Market.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMITH MICRO SOFTWARE, INC.

Date: September 19, 2014	/s/ Steven M. Yasbek
Steven M. Yasbek
Vice President and Chief Financial Officer